Exhibit 10.2
13 September 2006
PRIVATE & CONFIDENTIAL
Mr. J.C. Nield
A1075
Foster Wheeler Energy Limited
Shinfield Park
Reading
RG2 9FW
Dear Jon,
Following your appointment to the position as Director, Operations, of Foster Wheeler Energy Limited (the ‘company’), the following document updates and amends all previous contracts of employment. The under-mentioned terms and conditions, including the agreements referred to in clause 9, form the basis of your revised contract of employment. (This document is the statement required to be given to you under Section 1 of the Employment Rights Act 1996, as amended.) Please read them carefully, let me know if there are any errors and confirm receipt and acceptance on the attached copy.
In addition the Employee Handbook sets out the details of current employment policies and practices within the company, some of which are referred to in this contract. Reference to the handbook should be made where indicated.
1.	Definition of Appointment
1.1	Your appointment as a director of Foster Wheeler Energy Limited will commence on 1 November 2006.

1.2	For the purpose of continued employment, your start date with the company was 1 September 1986.

1.3	You represent that by virtue of entering into this contract of employment you will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon you.

1.4	Your work location is Reading, but as a regular part of your responsibilities, you will be required to travel within your area of geographical responsibility and world-wide as appropriate.

1.5	Job Title: Director, Operations.

1.6	The company reserves the right to require you to perform other duties from time to time (commensurate with your status and abilities) and it is a condition of your employment that you are prepared to undertake duties other than those for which you have been engaged specifically.

1.7	You will report to the Managing Director, Operations, or his designated representative.

1.8	Standard hours of work are 40 per week. However, it is expected that you will work such hours as may be reasonably required for the proper performance of your duties. You will not be entitled to any additional payment or time off in lieu in respect of such additional hours.

1.9	Where applicable, you agree that the limit of 48 working hours per week (included in the European Working Directive) shall not apply. The agreement under this clause shall remain in force for an indefinite period, but is terminable by you giving to the company three months’ prior written notice to take effect at any time.

1.10	The company may, subject to consultation with you, either second you to be employed by any associated company, without prejudice to your rights under this contract of employment, or permanently transfer you to any current or future associated company, on similar terms to those set out in this contract of employment. You undertake to resign any directorship of the company in such event.

1.11	You shall at all times keep the Board promptly and fully informed (in writing if so requested) of your conduct of the business or affairs of the company and its associated companies and provide such explanations as the Board may require.
2.	Remuneration and Deductions
2.1	Basic Salary

Your basic salary will be reviewed annually, currently in January of each year. Changes to your salary will be separately notified to you in writing by the Chief Executive or his designated representative.

You will be paid monthly by credit transfer direct to your designated bank account on or about the 6th day of each month.

Precise compensation details applicable at the date of transfer together with details of other financial assistance to be offered to you, are set out in a side letter to you dated 13 September 2006.

2.2	Variable Compensation

You are eligible for inclusion in an annual incentive programme, based on company and personal performance. The details of the programme will be communicated to you at the beginning of each financial year.

2.3	Deductions

The company reserves the right to deduct from your pay any sums that you may owe to the company or be liable to the company for. If a payment is made to you in error, the company reserves the right to make the necessary adjustments to reclaim such sum, or take separate action to recover the same.
3.	Holidays
3.1	In addition to 8 public holidays you will be granted holidays at the rate of 25 days per calendar year (1 January - 31st December), plus 5 service related days. Holidays should be taken within the calendar year. Subject to approval by the HR Director, unused days (in excess of your statutory entitlement of 8 days) may be carried over for use in the first quarter of the following year, after which they will be lost. You will not be entitled to payment in lieu of unused days. Statutory holidays shall be deemed used first.

3.2	Holidays may only be taken at times agreed with the Chief Executive by prior arrangement.

3.3	On commencement of employment, your holiday entitlement will be in direct proportion to the number of complete months’ continuous employment during the relevant calendar year.

3.4	On termination of employment you will be entitled to holiday for each completed calendar month of service in the year in which you resign. Days outstanding in this case will be paid in lieu at a rate of [1/260th] of your annual salary. If you are dismissed for gross misconduct, you shall have no entitlement to payment for accrued holiday.

3.5	On termination of employment for any reason, the company may recover any payment made to you in respect of holiday which you have taken to which you were not entitled at the date of termination.

3.6	No holiday may be taken during any period of notice without the prior approval of the company. The company may, however, at its discretion require you to take holiday to which you are entitled but which you have not taken, during your notice period.
4.	Absence through Sickness or Accident
4.1	If you are absent from work for any reason and your absence has not previously been authorised by the company, you must make best efforts to inform the HR Director or his secretary by 9.30 a.m. on your first day of absence.

Any unauthorised absence must be properly explained. In the case of an absence of uncertain duration you must keep the Chief Executive or the HR Director regularly informed of your anticipated date of return.

4.2	If you are absent from work due to sickness or injury which continues for seven or more consecutive days, you must provide the company with a medical certificate on the eighth day of sickness or injury. Thereafter medical certificates must be provided to the company on a weekly basis. The company reserves the right to require you to undergo a medical examination during any period of sickness at the company’s expense.

4.3	For periods of sickness up to 7 days you are required to complete a Self-Certification form stating the dates and reason for your absence. This form must include details of sickness on non-working days as this information is required by the company for calculating Statutory Sick Pay entitlement. Self-Certification forms are available on request.

4.4	The company shall be entitled to deduct from any remuneration paid to you an amount equivalent to any benefit (whether paid or not) to which you are entitled under the National Insurance Scheme in respect of such absence.

4.5	During periods of absence from work for reasons of sickness or injury, and subject to management discretion, you may receive a minimum of the following in any one period of 12 months service:-
•	60 working days, plus Bank Holidays, in the first 3 months months absence — your basic salary

•	60 working days, plus Bank Holidays, in the second 3 months absence — half of your basic salary
5.	Company Car
5.1	Subject to you holding a current full driving licence and not being disqualified from driving, the company will provide a car, or cash alternative, appropriate to the position, currently a Group 1 vehicle as defined in the car policy. Costs of upkeep and maintenance, together with replacement cycle, will be in accordance with the Company Car

Policy, which is subject to regular review and amendment, to remain in line with market practice.
5.2	At the point of replacing the car, you may have the choice of receiving a monthly cash allowance as an alternative. The allowance is not pensionable and is subject to income tax.

5.3	You shall always comply with all regulations laid down by the company from time to time with respect to company cars (including but not limited to the car policy). On the termination of your appointment for whatever reason you shall immediately return his company car (together with all accessories, keys, registration documents and road fund licence disc) to the company at such address as may be specified by the company.
6.	Pension Scheme and other Benefits
6.1	Pension

You will remain a member of the Foster Wheeler Pension Plan.

6.2	Private Medical and Health Benefits

You are eligible for participation in the company medical benefits programme and long-term disability programme. Further details are included in the Employee Handbook and relevant scheme booklets.

6.3	Business Travel and Personal Accident Scheme

The company has a Business Travel and Personal Accident Scheme (PAS) which gives you free insurance cover on a 24 hour a day basis, while you are working or travelling on behalf of the company or travelling to and from work. Full details are given in the PAS booklet.

6.4	Expenses

The company shall reimburse to you monthly all travelling, hotel, entertainment and other expenses reasonably incurred by you in the proper performance of your duties subject to you complying with such guidelines or regulations issued by the company from time to time in this respect and to the production to the company of such vouchers or other evidence of actual payment of the expenses as the company may reasonably require.

6.5	Medical Examination

If requested, you shall at the expense of the company submit annually and more frequently if requested by the company, to a medical examination by a registered medical practitioner nominated by the company. Subject to any statutory provisions concerning the same, you shall authorise such medical practitioner to disclose to and discuss, with the company’s HR Director, the results of the examination and the matters which arise from it.
7.	Period of Notice and Redundancy Provisions
7.1	Except in the case of gross misconduct the company will provide 12 months notice of termination. You will be required to give 6 months notice.

7.2	During any notice period, the company reserves the right to require you to perform only some or none of your duties, but you must remain available to perform duties for the company throughout your notice period and may not take on other work in such period.

7.3	The company reserves the right to make a payment in lieu of all or part of your entitlement to notice.

7.4	In the event of redundancy, as defined in section 139 of the Employment Rights Act 1996 (the “Act”), you shall be entitled to a payment (in addition to any notice pay) in accordance with the then current statutory entitlements.
8.	Staff Disciplinary and Grievance Procedures

A copy of the staff disciplinary procedures can be found in the Employee Handbook.

If you have a grievance relating to your employment you should, in the first instance, raise the matter with the Managing Director, Operations, of the company. The full procedure is set out in the Employee Handbook.
9.	Confidentiality / Code of Practice etc
9.1	Confidentiality of Information

You acknowledge that during employment by the company information of a confidential nature will come to your knowledge. Accordingly, you agree not, either during your employment with the company or at any time thereafter, to communicate, disclose or publish to any person whatsoever, or make use of, any confidential information:
(a)	belonging to or relating to the company or its affairs or entrusted to the company in confidence

(b)	belonging to or relating to any associated company or its affairs or entrusted to any associated company in confidence.

You further agree during your employment to use your best endeavours to prevent the communication, disclosure, publication or unauthorised use of such confidential information.

Your obligation in respect of confidential information does not apply to disclosure or use of information which is authorised by the Board or which is necessary for the proper performance of your duties or to disclosure that is required by court of law or other statutory competent body.

By way of illustration only, confidential information includes trade secrets and information of a confidential nature relating to the company’s business affairs, customers, suppliers, employees, business partners, financial dealings, methods and processes, plans, pricing, details, research and development, sources of supply and services.

You are required to separately sign the Foster Wheeler ‘Confidential Information and Intellectual Property Agreement’, which forms part of this Employment Agreement.

In addition you may be eligible to receive stock options to purchase Foster Wheeler Ltd., the ultimate parent, stock. In order to receive a stock option award, you will be required to sign a ‘Confidential Information and Non-Competition Agreement’, which protects Foster Wheeler Ltd’s confidential and proprietary information and basic business interests.
9.2	Code of Practice
(a)	You shall perform such duties and exercise such powers in relation to the conduct and management of the affairs of the company as may from time to time be assigned to or vested in you by or at the direction of the Chief Executive and as shall be consistent with your position as a Director. You shall give to the Chief Executive such information and assistance concerning the affairs of the company and any associated companies and your employment as the Board shall require (in writing if so requested) and shall at all times conform to the lawful and reasonable directions of the Chief Executive.

(b)	You undertake to serve the company faithfully and to carry out your obligations to the company diligently and to the best of your ability. You further undertake at all times during your employment to use your best endeavours to promote the interests of the company (and its Associated Companies).

(c)	You undertake during the continuance of this Agreement to devote the whole of your attention and abilities during such time as the Chief Executive or your obligations as Director may reasonable require, to the business and affairs of the company (and where required by or on behalf of the company, and its Associated Companies) unless incapacitated by ill health or in some other way.
(d)	You agree that you will not during your employment with the company or in consequence of that employment directly or indirectly receive or accept any commission, discount, service or other benefit, gift or payment in respect of any business transacted by or on behalf of the company (or any Associated Company). You further agree that if you do receive any such benefit, gift or payment you will immediately disclose it and account for it to the company.

(e)	During this Agreement you shall not (except as a representative or nominee of the company or any Associated Company or otherwise with the prior consent in writing of the Board) be directly or indirectly engaged, concerned or interested in any other business which:
•	is wholly or partly in competition with the business carried on by the company or any associated companies by itself or themselves or in partnership, common ownership or as a joint venture with any third party; or

•	as regards any goods or services is a supplier to or customer of the company or any Associated Company;
Provided that you may hold (directly or through nominees) any units of any authorised unit trust and up to five per cent of the issued shares, debentures or other securities of any class of any company whose shares are listed on a Recognised Investment Exchange or in respect of which dealing takes place in The International Stock Exchange of the United Kingdom and Republic of Ireland or the Unlisted Securities Market or the Third Market. The prior written consent of the Board shall be required before you may hold in excess of five per cent of the issued shares, debentures or other securities of any class of any one such company.

(f)	You shall comply where relevant with every rule of law, every regulation of The International Stock Exchange of the United Kingdom and Republic of Ireland and every regulation of the company from time to time in force in relation to dealings in shares, debentures or other securities of the company and unpublished price sensitive information affecting the shares, debentures or other securities of any other company. Provided always that in relation to overseas dealings you shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.
(g)	You shall not at any time make any untrue or misleading statement in relation to the company or any Associated Company.

(h)	You shall be required to sign and comply with the Foster Wheeler Code of Business Conduct and Ethics.
10.	Directorships

It is usual practice for the company to nominate appropriate employees to serve on the boards of companies in which the group has shareholdings. All directors of companies have duties and responsibilities that are specified in part in the Companies Act and in part in the relevant Articles of Association. Such obligations should not be confused with the terms of your employment with the company. The responsibilities which derive from holding office as a company director are separate from the terms and conditions under which staff, senior or otherwise, serve as employees. All directors have a duty to declare their other directorships, relevant shareholdings, and interest in material contracts. Any member of staff who is appointed to the board of a company and wishes to know in greater detail about this or the other legal obligations which are involved should contact the Company’s Secretary.

11.	Indemnity

For the sake of good order, it is noted that Article 116 of the Articles of Association of the company provides that, in normal circumstances, every director of the company shall be entitled to be indemnified by the company in respect of liabilities incurred in the proper execution of their duties. Any director who requires more information on Article 116 should contact the Company Secretary.

12.	Termination of Contract and Suspension
12.1	Automatic termination
(a)	on reaching your 65th birthday, unless otherwise mutually agreed in writing prior to the operative date; or

(b)	if you become prohibited by law from being a director; or

(c)	if you resign your office; or

(d)	if the office of director of the company held by you is vacated pursuant to the company’s Articles of Association save if the vacation shall be caused by illness (including mental disorder) or injury.

12.2	Suspension

In order to investigate any complaint or allegation against you the company is entitled to suspend you on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.
12.3	Immediate dismissal

The company may by notice terminate this Agreement with immediate effect if you:
(a)	commit any act of gross misconduct or repeat or continue (after written warning) any other serious breach of your obligations under this contract of employment; or

(b)	are guilty of any conduct which in the reasonable opinion of the Board brings you or the company into disrepute; or

(c)	are convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which you are not disqualified from driving for any period or sentenced to any term of imprisonment whether immediate or suspended); or

(d)	are incapable of performing your duties through alcohol or drugs; or

(e)	fail to perform your duties in accordance with the company’s policies and procedures from time to time applicable; or

(f)	commit any act of dishonesty whether relating to the company, any of its employees or otherwise; or

(g)	become bankrupt or make any arrangement or composition with your creditors generally.

(h)	are unable through sickness or injury for (26) consecutive weeks or an aggregate of (26) weeks in any fifty-two consecutive weeks to perform his duties.
Any delay by the company in exercising such a right shall not constitute a waiver of the right.
13.	Consequences of Termination
13.1	Non-competition

You will not for a period of six months after termination of your employment hereunder, be directly or indirectly engaged, concerned or interested in any capacity whether as director, principal agent, partner, consultant, employee or otherwise, in any business which is wholly or partly in competition with the business carried on by the company, as at the date of termination of your employment unless specifically agreed in writing by the company.
13.2	Non-solicitation, etc

You will not for a period of twelve months after the termination of your employment hereunder, directly or indirectly and whether on your own behalf or on behalf of any other business, person, firm or company, which is partly or wholly in competition with the business carried on by the company:
(a)	canvass, solicit or cause to be canvassed, or solicited, or approached for orders in respect of the provision or sale of which you were engaged during the last 12 months of your employment with the company, any person or persons who was negotiating with the company for the supply of services or goods.

(b)	deal with or accept orders or business from (whether directly or indirectly) any person or persons who at the date of the termination of your appointment or within 12 months prior to that date was a customer of the company.

(c)	interfere with or seek to interfere with the relationship between the company and any of its suppliers as at the termination of your employment and/or the terms on which such supplier supplies goods and/or services to the company.

(d)	solicit or interfere with or endeavour to entice away from the company or any associated company any person who within six months prior to or at the date of such termination was an employee for whom you had direct line management responsibility, a senior employee, or director of the company or any associated company.
13.3	Return of Papers etc.

You shall promptly, whenever requested by the company and in any event upon the termination of your employment, deliver up to the company all lists of clients or customers, correspondence and all other documents, papers and records which may have been prepared by you or have come into your possession, custody or control in the course of your employment, and you shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall remain vested (or vest) in the company.

13.4	Miscellaneous

On the termination of your contract of employment for whatever reason, then you shall at the request of the company resign as a director of the company, without compensation for loss of office, and from all other appointments or offices which you hold as nominee or representative of the company; and if you should fail to do so within seven days, the company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign any documents or do any things necessary or requisite to give effect to this.
14.	Company Property
14.1	While you are employed by the company you are required to keep all files, documents, manuals, records, data and papers of the company secure and you are not permitted to take copies of them, or use them for any private purposes, or for any purposes not related to your employment.

14.2	On termination of your employment, for whatever reason, you will return immediately to the company all documents, data, stationery, goods, equipment, manuals, records, vehicles, keys, credit cards, company vehicle and other property of the company which may be or were last in your possession or under your control.
15.	Health and Safety

The company will take all reasonably practicable steps to ensure your health, safety and welfare while at work. You must familiarise yourself with the company’s Health, Safety and Environmental Policy and its Safety and Fire Rules. It is also your legal duty to take care for your own health and safety and that of your colleagues.
16.	Equal Opportunity
16.1	The company is committed to equal opportunities and to the provision of a work place free of unlawful discrimination.

16.2	In order that the company may maintain a positive work environment for all employees, you are required not to engage in or permit any fellow employee to engage in any sexual, racial, disability or other harassment or any unlawful discrimination against any person (whether or not a company employee) in the course of your employment.
17.	Statutory Requirements
17.1	It is a requirement of Section 1 of the Employment Rights Act 1996, as amended that certain aspects of your terms of employment be confirmed in writing. We have set out these terms above. The Employee Handbook contains details relating to existing policies and procedures and general employment information. A copy is enclosed.
17.2	There are no collective agreements applicable to your employment which contain provisions directly affecting your terms and conditions of employment.

17.3	The foregoing particulars in this statement are correct at and effective from your date of appointment to the position of Executive Director.
18.	Interpretation

In this contract:

The “Board” means the Board of Directors of Foster Wheeler Energy Limited and includes specific committees of the Board duly appointed by it.

“Recognised Investment Exchange” means any body of persons which is for the time being a Recognised Investment Exchange for the purposes of the Financial Services Act 1986

“Associated Company” means any company which for the time being is:-
(a)	a company having an ordinary share capital (as defined in Section 832 of the Income and Corporation Taxes Act 1988) of which not less than 25 per cent is owned directly or indirectly by the company or its holding company, applying the provisions of Section 832 of the Income and Corporation Taxes Act 1988 in the determination of ownership;

(b)	a holding company (as defined in Section 736 of the Companies Act 1985) of the company; or

(c)	a subsidiary (as defined in Section 736 of the Companies Act 1985) of any such holding company
Foster Wheeler Ltd. shall mean the ultimate parent company.

The singular includes the plural and vice versa.

19.	Changes
19.1	The company reserves the right to make reasonable changes to any of your terms and conditions of employment.

19.2	You will be notified of minor changes of detail by way of a general notice to all employees and any such changes shall take effect from the date of the notice.

19.3	You will be given not less than one month’s written notice of any significant changes, which may be given by way of an individual notice or a general notice to all employees.
20.	Computer Use and Internet Policy

You will at all times comply with the terms and requirements of the company’s computer use and internet access policy, from time to time applicable. A copy of the current policy is available from IT Department and is displayed on noticeboards.
21.	Data Protection

During your employment and for as long a period as is necessary following the termination of your employment, the company will:
21.1	obtain, keep, use and produce records containing information about you for administrative, management, analysis and assessment purposes in connection with your recruitment, employment and remuneration both in personnel files and on the company computer system. On occasion, the company may need to disclose information about you to third parties. It will only do this when absolutely necessary. It will only use information held about you in ways that are consistent with the employment relationship, the operation of the business and the principles of the Data Protection Act 1998.

21.2	obtain, keep, produce and use personal data relating to:
(a)	your racial or ethnic origin for the purposes of equal opportunities monitoring;

(b)	your health in order to enable the company to safeguard your health and safety at work, in connection with the company’s sick pay scheme, for administrative purposes and for complying with its statutory obligations; and

(c)	details of alleged offences committed by you where:
•	you have informed the company of these; or

•	the company needs to keep these details because they have some bearing on the your employment.
21.3	transfer some or all of the information in the company records about you to:
(a)	a company which for the time being is a holding company (as defined by Section 736 of the Companies Act 1985) of Foster Wheeler Ltd., the ultimate parent company or a subsidiary (as so defined) of Foster Wheeler Ltd. or of any holding company of Foster Wheeler Ltd; or a company over which Foster Wheeler Ltd. or any holding company of Foster Wheeler Ltd. has control within the meaning of Section 840 of the Income and Corporation Taxes Act 1988, or a subsidiary undertaking as defined by Section 258 of the Companies Act 1985 (‘Affiliate Company’);

(b)	companies in whom the company or an Affiliate Company has a shareholding;

(c)	companies or firms with whom the company or an Affiliate Company has a contractual relationship; and

(d)	companies or firms processing data on behalf of the company
Any of the said companies or firms may be based outside the European Economic Area (“the EEA”). Where the disclosure or transfer is to a country outside the EEA, the company will take steps to ensure that your rights and freedoms in relation to the processing of the relevant personal data are adequately protected.
21.4	In signing this contract you consent to the company carrying out the processing of personal data described in this clause.
This letter, the Agreement referred to in Clause 9 and those parts of the Employee Handbook stated to be contracted form the whole agreement between the Director and the company and cancels all previous agreement in connection with the Director’s employment by the company.
Yours sincerely,
/s/ Steve J. Davies

Steve J. Davies
Chairman & Chief Executive
I hereby accept the terms and conditions of employment as set out in this agreement and all document referred to in it.

Signed	/s/ J.C. Nield	Date	19/9/06
Jonathan C. Nield